EXHIBIT (f)

Consent of the Federal Republic of Germany

On behalf of the Federal Republic of Germany, I hereby consent to the making of the statements with respect to the Federal Republic of Germany included in the Annual Report on Form 18-K of Landwirtschaftliche Rentenbank for the year ended December 31, 2003 and to the incorporation by reference of such information in the Registration Statement under Schedule B (Registration No. 333 -106968) of Landwirtschaftliche Rentenbank filed with the Securities and Exchange Commission of the United States of America, as amended.

May 17, 2004

Federal Republic of Germany

By:	/s/ Dietrich Jahn

Dietrich Jahn Ministerialdirigent